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                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

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
                                                                THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                   SEPTEMBER 30                      SEPTEMBER 30
                                                              2000              1999            2000             1999
                                                           ------------      ------------    ------------    -------------
EARNINGS:
Income before income taxes                                 $       342       $       294     $       537     $        444
Less:  Income from less than 50%
          owned investees                                           49                23             106               58
Add:
     Rent expense representative of interest(1)                     59                50             170              147
     Interest expense net of capitalized interest                   77                87             241              264
     Interest of mandatorily redeemable
        preferred security holder                                    8                 7              22               20
     Amortization of debt discount and expense                       3                 4               8               11
     Amortization of interest capitalized                            1                 1               3                3
                                                           ------------      ------------    ------------    -------------

     ADJUSTED EARNINGS                                     $       441       $       420     $       875     $        831
                                                           ============      ============    ============    =============

FIXED CHARGES:

Rent expense representative of interest(1)                 $        59       $        50     $       170     $        147
Interest expense net of capitalized interest                        77                87             241              264
Interest of mandatorily redeemable
     preferred security holder                                       8                 7              22               20
Amortization of debt discount and expense                            3                 4               8               11
Capitalized interest                                                 6                 4              15               12
                                                           ------------      ------------    ------------    -------------

     FIXED CHARGES                                         $       153       $       152     $       456     $        454
                                                           ============      ============    ============    =============


RATIO OF EARNINGS TO FIXED CHARGES                                2.88              2.76            1.92             1.83
                                                           ============      ============    ============    =============
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(1)  Calculated as one-third of rentals, which is considered representative of the interest factor.